Exhibit 99.1

M/I Homes Reports
2017 Second Quarter Results

Columbus, Ohio (July 26, 2017) - M/I Homes, Inc. (NYSE:MHO) announced results for the three months and six months ended June 30, 2017.

2017 Second Quarter Highlights:

•	Net income of $17.0 million ($0.55 per diluted share) which includes an $8.5 million pre-tax charge ($0.18 per diluted share) for stucco-related repairs

•	Net income, excluding stucco-related charges, increased 27% to $22.4 million or $0.73 per diluted share

•	Revenue increased 14% to a second quarter record $457 million

•	Homes delivered increased 16% to a second quarter record 1,211

•	New contracts increased 3% to 1,400, a record level for the second quarter

•	Backlog sales value increased 8% to $909 million; backlog units increased 6% to 2,409

For the second quarter of 2017, the Company reported net income of $17.0 million, or $0.55 per diluted share. This compares to net income of $15.9 million, or $0.52 per diluted share, for the second quarter of 2016. The second quarter of 2017 includes an $8.5 million pre-tax charge ($0.18 per diluted share) for additional estimated future stucco-related repair costs in certain of our Florida communities. The second quarter of 2016 included a charge of $2.8 million for such repairs. For the six months ended June 30, 2017, the Company reported net income of $33.9 million, or $1.09 per diluted share, compared to net income of $25.1 million, or $0.81 per diluted share, for the same period of 2016. Year-to-date in 2017 and 2016, the Company incurred $8.5 million of pre-tax charges ($0.18 per diluted share) and $4.9 million ($0.10 per diluted share), respectively, related to stucco-related repair charges. Exclusive of these charges in both periods, year-to-date net income is $39.3 million compared to $28.1 million in 2016’s same period, a 40% increase.

Homes delivered in 2017's second quarter were 1,211 compared to 1,042 deliveries in 2016's second quarter - a 16% increase. Homes delivered for the six months ended June 30, 2017 increased 17% to 2,249 from 2016's deliveries of 1,918. New contracts for 2017's second quarter were 1,400, an increase of 3% over 2016's second quarter. For the first six months of 2017, new contracts increased 7% to 2,854 from 2,668 in 2016. M/I Homes had 187 active communities at June 30, 2017 compared to 174 at June 30, 2016. The Company's cancellation rate was 13% in the second quarter of 2017 and 14% in 2016. Homes in backlog increased 6% at June 30, 2017 to 2,409 units, with a sales value of $909 million (an 8% increase over last year’s second quarter), and an average sales price of $377,000. At June 30, 2016, the sales value of homes in backlog was $842 million, with an average sales price of $369,000 and backlog units of 2,281.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We reported another strong quarter highlighted by record second quarter new contracts, record second quarter homes delivered, and record second quarter revenue. We also achieved significant improvement in our profitability with our pre-tax operating margin increasing 90 basis points from the first quarter of 2017 and 50 basis points year over year to 7.4%. Excluding the stucco-related charges, net income improved by 27%. ”

Mr. Schottenstein continued, “2017 is shaping up to be a very good year for M/I Homes. We have a strong backlog of $909 million and a growing number of planned new community openings. Housing market conditions are generally favorable throughout most of our markets and our financial condition remains strong with shareholders’ equity of $693 million and homebuilding debt to capital of 46% and, as reported last week, we have extended the maturity date of our credit facility by four years and increased our borrowing availability to $475 million, giving us additional flexibility and capital for continued growth. We will continue to focus on increasing profitability, growing our market share, and investing in attractive land opportunities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through July 2018.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 103,000 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and also currently operates under the name Hans Hagen Homes in its Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defect, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
New contracts	1,400	1,354	2,854	2,668
Average community count	186	178	183	177
Cancellation rate	13%	14%	14%	13%
Backlog units			2,409	2,281
Backlog sales value			$909,334	$842,442
Homes delivered	1,211	1,042	2,249	1,918
Average home closing price	$366	$362	$369	$358

Homebuilding revenue:
Housing revenue	$443,093	$377,226	$830,551	$686,473
Land revenue	1,905	14,072	7,120	19,142
Total homebuilding revenue	$444,998	$391,298	$837,671	$705,615

Financial services revenue	11,868	9,949	26,175	20,002
Total revenue	$456,866	$401,247	$863,846	$725,617

Cost of sales - operations	359,098	316,954	679,379	574,971
Cost of sales - stucco-related charges	8,500	2,754	8,500	4,909
Gross margin	$89,268	$81,539	$175,967	$145,737
General and administrative expense	30,112	26,830	57,872	49,089
Selling expense	30,247	25,533	57,530	47,799
Operating income	$28,909	$29,176	$60,565	$48,849
Equity in income from joint venture arrangements	(110)	(82)	(127)	(389)
Interest expense	3,834	4,308	9,172	9,573
Income before income taxes	$25,185	$24,950	$51,520	$39,665
Provision for income taxes	8,196	9,034	17,648	14,560
Net income	$16,989	$15,916	$33,872	$25,105
Preferred dividends	1,219	1,219	2,438	2,438
Net income to common shareholders	$15,770	$14,697	$31,434	$22,667

Earnings per share:
Basic	$0.63	$0.60	$1.26	$0.92
Diluted	$0.55	$0.52	$1.09	$0.81

Weighted average shares outstanding:
Basic	24,990	24,669	24,864	24,663
Diluted	30,619	30,077	30,471	30,055

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	June 30,
	2017	2016
Assets:
Total cash, cash equivalents and restricted cash	$29,940	$30,000
Mortgage loans held for sale	91,986	100,379
Inventory:
Lots, land and land development	637,268	563,112
Land held for sale	17,051	11,597
Homes under construction	600,376	487,895
Other inventory	124,849	107,721
Total Inventory	$1,379,544	$1,170,325

Property and equipment - net	22,255	22,154
Investments in joint venture arrangements	22,877	28,160
Deferred income taxes, net of valuation allowance	30,078	47,023
Other assets	54,706	55,113
Total Assets	$1,631,386	$1,453,154

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$296,229	$295,125
Convertible senior subordinated notes due 2017 - net	57,380	56,806
Convertible senior subordinated notes due 2018 - net	85,777	85,069
Notes payable - homebuilding	138,000	70,000
Notes payable - other	3,663	8,552
Total Debt - Homebuilding Operations	$581,049	$515,552

Notes payable bank - financial services operations	89,518	92,666
Total Debt	$670,567	$608,218

Accounts payable	113,072	105,669
Other liabilities	154,430	118,755
Total Liabilities	$938,069	$832,642

Shareholders’ Equity	693,317	620,512
Total Liabilities and Shareholders’ Equity	$1,631,386	$1,453,154

Book value per common share	$25.63	$23.13
Homebuilding debt / capital ratio(1)	46%	45%

(1)
The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2017	2016		2017	2016
Adjusted EBITDA(1)	$37,953	$37,885		$77,277	$65,118

Cash (used in) provided by operating activities	$(16,045)	$39,524	(2)	$(39,320)	$40,939	(2)
Cash (used in) provided by investing activities	$(2,249)	$(3,259)	(2)	$957	$(16,811)	(2)
Cash provided by (used in) financing activities	$9,336	$(40,586)		$33,862	$(7,229)

Land/lot purchases	$102,797	$45,413		$184,630	$97,386
Land development spending	$43,692	$41,339		$83,264	$73,533
Land sale revenue	$1,905	$14,072		$7,120	$19,142
Land sale gross profit	$142	$1,303		$518	$2,032

Financial services pre-tax income	$6,195	$4,852		$14,757	$10,743

(1)	See “Non-GAAP Financial Results” table below.

(2)
During the fourth quarter of 2016, we elected to early-adopt Accounting Standards Update 2016-18, Statement of Cash Flows: Restricted Cash. Certain amounts above have been adjusted to apply the new method retrospectively.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (3)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income	$16,989	$15,916	$33,872	$25,105
Add:
Provision for income taxes	8,196	9,034	17,648	14,560
Interest expense net of interest income	3,104	3,716	7,716	8,551
Interest amortized to cost of sales	4,843	4,631	8,609	8,175
Depreciation and amortization	3,283	3,378	6,866	6,601
Non-cash charges	1,538	1,210	2,566	2,126
Adjusted EBITDA	$37,953	$37,885	$77,277	$65,118

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (3)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Total revenue	$456,866	$401,247	$863,846	$725,617

Income before income taxes	$25,185	$24,950	$51,520	$39,665
Add: Stucco-related charges	8,500	2,754	8,500	4,909
Adjusted income before income taxes	$33,685	$27,704	$60,020	$44,574

Pre-tax operating margin percentage	5.5%	6.2%	6.0%	5.5%
Adjusted pre-tax operating margin percentage	7.4%	6.9%	6.9%	6.1%

Net income	$16,989	$15,916	$33,872	$25,105
Add: Stucco-related charges - net of tax	5,440	1,707	5,440	3,044
Adjusted net income	$22,429	$17,623	$39,312	$28,149

Stucco-related charges - net of tax	$5,440	$1,707	$5,440	$3,044
Divided by: Diluted weighted average shares outstanding	30,619	30,077	30,471	30,055
Diluted earnings per share related to stucco-related charges	$0.18	$0.06	$0.18	$0.10
Add: Diluted earnings per share	0.55	0.52	1.09	0.81
Adjusted diluted earnings per share	$0.73	$0.58	$1.27	$0.91

(3)
We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations, and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2017	2016	Change	2017	2016	Change
Midwest	531	507	5%	1,087	1,002	8%
Southern	625	515	21%	1,215	1,007	21%
Mid-Atlantic	244	332	(27)%	552	659	(16)%
Total	1,400	1,354	3%	2,854	2,668	7%

HOMES DELIVERED
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2017	2016	Change	2017	2016	Change
Midwest	437	398	10%	816	720	13%
Southern	520	398	31%	939	748	26%
Mid-Atlantic	254	246	3%	494	450	10%
Total	1,211	1,042	16%	2,249	1,918	17%

BACKLOG
	June 30, 2017			June 30, 2016
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	1,028	$412	$401,000	954	$364	$382,000
Southern	950	$330	$347,000	819	$288	$352,000
Mid-Atlantic	431	$167	$388,000	508	$190	$374,000
Total	2,409	$909	$377,000	2,281	$842	$369,000

LAND POSITION SUMMARY
	June 30, 2017			June 30, 2016
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	4,110	5,524	9,634	3,640	4,570	8,210
Southern	5,060	7,416	12,476	4,435	5,119	9,554
Mid-Atlantic	1,835	2,718	4,553	2,395	1,789	4,184
Total	11,005	15,658	26,663	10,470	11,478	21,948